                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
First Community Bancorp

We consent to incorporation by reference in the registration statement on Form S-8 of First Community Bancorp of our report dated February 29, 2000, relating to the consolidated balance sheets of First Community Bank of the Desert and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the registration statement on Form S-4 of First Community Bancorp filed on May 5, 2000.

/s/ KPMG LLP

San Diego, California
August 9, 2000